Exhibit 4.2

                                ESCROW AGREEMENT

      This ESCROW AGREEMENT (this "Escrow Agreement") is dated as of the 4th day of May, 2006, by and among Argan, Inc., a Delaware corporation (the "Company"), the purchasers identified on Schedule A attached hereto (each a "Buyer", and collectively the "Buyers") and Robinson & Cole LLP (the "Escrow Agent"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (defined below)

                                P R E M I S E S:

      WHEREAS, the Company and the Buyers are parties to that certain Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which the Company is offering, and the Buyers are purchasing (the "Transaction"), an aggregate of 760,000 shares (the "Shares") of the Company's common stock, $.15 par value, at a purchase price of $2.50 per share (the "Share Consideration"); and

      WHEREAS, pursuant to the terms of the Purchase Agreement, the Company and the Buyers shall deliver to the Escrow Agent the Shares and the Share Consideration, respectively (collectively, the "Escrow Amount"), to provide for certain contingencies as set forth herein.

                              A G R E E M E N T S:

         NOW, THEREFORE, in consideration of the above premises and of the covenants and agreements contained herein, the Company, the Buyers and the Escrow Agent agree as follows:

                                    Section 1
                                   Escrow Fund

      1.1 Delivery. Simultaneously with the execution and delivery of this Agreement, (i) the Company shall deliver to the Escrow Agent written instructions to its transfer agent instructing it to issue a stock certificate in the name of each Buyer for the respective number of Shares issued to such Buyer as set forth on Schedule A attached hereto (collectively, "Certificates"), pursuant to the Purchase Agreement, and (ii) each Buyer shall deliver to the Escrow Agent such Buyer's respective portion of the Share Consideration for the number of Shares purchased by such Buyer as set forth on Schedule A attached hereto, pursuant to the Purchase Agreement. Upon receipt of the Escrow Amount by the Escrow Agent, the Escrow Amount held by the Escrow Agent pursuant to this Escrow Agreement shall be deemed to comprise the "Escrow Fund". The Escrow Agent agrees to hold the Escrow Amount as provided hereunder until the Escrow Amount is released from escrow in accordance with the provisions of Section 2 hereof.

                                    Section 2
                           Disbursement of Escrow Fund

      The Escrow Agent agrees to hold the Escrow Amount as provided hereunder until the Escrow Amount is released as follows:

      2.1 Disbursement of Escrow Amount. The Escrow Agent shall release the Escrow Amount in accordance with this Paragraph 2.1 upon the happening of following events (collectively, "Release Conditions"):

      A. Kevin Thomas shall have executed and delivered to the Company a subordination agreement in form and substance reasonably satisfactory to the Company; and

      B. Kevin Thomas shall have executed and delivered to the Company a letter of representation with respect to the audit of the Company for the Company's fiscal year ended January 31, 2006.

The Escrow Agent shall release the Escrow Amount within two (2) business days of Escrow Agent's receipt of a written notice executed by the Company stating that the Release Conditions have been fulfilled and that the Escrow Amount should be disbursed from the Escrow Fund to the Company and the Buyers pursuant to this Paragraph 2.1. Upon the Escrow Agent's receipt of a Release Notice, the Escrow Agent shall disburse the Escrow Amount as follows:

      1. The Escrow Agent shall disburse to each Buyer the Certificate issued to such Buyer; and

      2.    The Escrow Agent shall disburse to the Company the Share
            Consideration.

      2.2 Expiration of Escrow Period. In the event that the Release Conditions are not fulfilled by June 1, 2006, unless otherwise agreed in writing by the parties, the Transaction shall terminate and the Escrow Agent, within two business (2) days of such termination date, shall return (i) the Certificates to the Company, and (ii) the Share Consideration (without interest thereon) to the Buyers in their respective amounts.

      2.3 Dispute Resolution. In the event that any dispute arises with respect to this Agreement or in the event that any claim is made with respect to the Escrow Fund, then the Escrow Agent, upon receipt of written notice of such dispute, is authorized and directed to retain in its possession without liability to any person or party, all of the Escrow Amount until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final, unappealable order, decree or judgment of a court of competent jurisdiction.

                                    Section 3
                                  Escrow Agent

      3.1 Appointment and Duties. The Company and each Buyer hereby appoints the Escrow Agent to serve hereunder, and the Escrow Agent hereby agrees to perform all duties which are expressly set forth in this Escrow Agreement.

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

      3.2 Acknowledgement. The Company and each Buyer acknowledges that the Escrow Agent acts as counsel to the Company and is likely to continue to act in such capacity in any matter not in conflict with its duties as the Escrow Agent hereunder.

      3.3 Indemnification. Each Buyer severally but not jointly, and the Company, jointly and severally with each Buyer, will indemnify and defend the Escrow Agent, and hold it harmless from any and all claims, regardless of nature, arising out of or because of this Escrow Agreement, and exonerate the Escrow Agent from any liability in connection with its discharge of obligations pursuant to this Escrow Agreement in the absence of fraud or gross negligence.

      3.4 Resignation. The Escrow Agent may resign at any time upon giving the other parties hereto ten (10) days prior written notice of resignation. In such event, the successor shall be such person, firm or corporation as shall be mutually selected by the Company and the Buyers. It is understood and agreed that such resignation shall not be effective until a successor agrees to act hereunder; provided, however, if no successor is appointed and acting hereunder within ten (10) days after such notice is given, the Escrow Agent may pay and deliver the Escrow Fund to a court as part of an interpleader or like action.

      3.5 Payment of Fees. The Company shall pay all of the Escrow Agent's fees and expenses arising out of or relating to this Escrow Agreement.

                                    Section 4
                           Liabilities of Escrow Agent

      4.1 Limitations. The Escrow Agent shall be liable only to accept, hold and deliver the Escrow Fund in accordance with the provisions of this Escrow Agreement and amendments hereto; provided, however, that the Escrow Agent shall not incur any liability with respect to any action taken or omitted (a) in good faith upon the advice of its counsel given with respect to any questions relating to its duties and responsibilities as the Escrow Agent under this Escrow Agreement, or (b) in reliance upon any instrument which the Escrow Agent shall in good faith believe to be genuine (including the execution, identity, or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper person or persons, and to conform to the provisions of this Escrow Agreement.

      4.2 Collateral Agreements. The Escrow Agent shall not be bound in any way by any contract or agreement between the parties hereto, whether or not it has knowledge of any such contract or agreement or of the terms or conditions of any such contract or agreement, including without limitation, the Purchase Agreement.

                                    Section 5
                                   Termination

      This Escrow Agreement, other than Paragraph 3.4, Paragraph 3.5 and Section 4, shall be terminated upon the earliest to occur of: (i) the full disbursement of the Escrow Fund by the Escrow Agent; (ii) written mutual consent signed by the Company and Buyers; or (iii) the transfer of the Escrow Fund to a court in accordance with Paragraph 3.4 hereof. This Escrow Agreement shall not otherwise be terminated.

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

                                    Section 6
                                Other Provisions

      6.1 Notices. Any notices required or permitted to be given to any party hereto shall be given to all of the parties hereto. Any notices required or permitted hereunder shall be sufficiently given pursuant to the notice provisions in the Purchase Agreement.

      6.2 Benefit. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      6.3 Entire Agreement; Amendment. This Escrow Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof. This Escrow Agreement may be amended only by a written instrument signed by all of the parties hereto.

      6.4 Headings. The headings of the sections and sub-sections of this Escrow Agreement are for ease of reference only and do not evidence the intentions of the parties.

      6.5 Governing Law. This Escrow Agreement shall be governed by, and construed according to, the laws of the State of Connecticut, without regard to the principles thereof relating to conflicts of laws. The parties hereto consent to the jurisdiction of the courts of the State of Connecticut in Fairfield County and the United States District Court for the District of Connecticut.

      6.6 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by telecopied signatures with the same effect as original signatures.

                             [signatures to follow]

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

      IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

THE COMPANY:

ARGAN, INC.

/s/ Rainer Bosselmann
---------------------
By: Rainer Bosselmann
Its: President

THE BUYERS:

MSR I SBIC, L.P.

By: MSR I SBIC Partners, LLC, its General Partner
By: MSR Advisors, Inc., its Manager

/s/ Daniel A. Levinson
----------------------
By: Daniel A. Levinson
Its:  President

/s/ Matthew Rebold
------------------
Matthew Rebold

/s/ Michael Stone
-----------------
Michael Stone

PRAIRIE FIRE CAPITAL LLC

/s/ Kevin J. Curley
-------------------
By: Kevin J. Curley
Its:  Attorney-in-Fact

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

ALLEN SBH LLC

/s/ Herbert Allen
-----------------
By: Herbert Allen

/s/ John Simon
--------------
John Simon

/s/ James Quinn
---------------
James Quinn

ESCROW AGENT:

ROBINSON & COLE LLP

/s/ Richard A. Krantz
---------------------
By: Richard A. Krantz
Its:  Partner

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

Schedule A
----------

Buyer                           Number of Shares           Share Consideration
-----                           ----------------           -------------------
MSR SBIC I, L.P.                240,000                    $600,000
Matthew Rebold                   40,000                    $100,000
Michael Stone                   120,000                    $300,000
Prairie Fire Capital LLC        120,000                    $300,000
Allen SBH LLC                   120,000                    $300,000
John Simon                       80,000                    $200,000
James Quinn                      40,000                    $100,000

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